Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
	William S. Marshall	Scott Golden
	SVP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 484-7873
	Bill.Marshall@pfgc.com	Scott.Golden@pfgc.com

Performance Food Group Company Reports First-Quarter Fiscal 2026 Results

Double Digit Sales, Gross Profit and Adjusted EBITDA Growth, Strong Independent Foodservice Case Volume

First-Quarter Fiscal 2026 Highlights

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Total case volume increased 9.4%
•
Total Independent Foodservice case volume increased 16.6%
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Organic Independent Foodservice case volume increased 6.3%
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Net sales increased 10.8% to $17.1 billion
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Gross profit improved 14.3% to $2.0 billion
•
Net income decreased 13.3% to $93.6 million
•
Adjusted EBITDA increased 16.6% to $480.1 million1
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Diluted Earnings Per Share (“EPS”) decreased 13.0% to $0.60
•
Adjusted Diluted EPS increased 1.7% to $1.181

RICHMOND, Va. – November 5, 2025 – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its first-quarter fiscal 2026 business results.

"Our organization began fiscal 2026 with strong results, building upon our momentum and finishing the quarter with solid sales growth and share gains," said George Holm, PFG’s Chairman & Chief Executive Officer. "Each of our operating segments remain focused on executing our long-term strategic plan anchored on driving growth, market share expansion, and profitability. Due to the execution in the fiscal first quarter and optimism for the balance of the year, we are increasing our sales guidance for fiscal 2026 and remain on track to achieve the 3-year financial objectives we announced at our Investor Day in May. Looking ahead, I am excited for our long runway of opportunity that we believe will create lasting shareholder value."

1
This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Diluted Earnings Per Share, and Free Cash Flow, that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see “Statement Regarding Non-GAAP Financial Measures” at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

First-Quarter Fiscal 2026 Financial Summary

Total case volume increased 9.4% for the first quarter of fiscal 2026 compared to the prior year period. Total organic case volume increased 2.8% for the first quarter of fiscal 2026 compared to the prior year period, benefiting from a 6.3% increase in organic independent cases and growth in cases sold to Foodservice’s chain business. Total independent Foodservice case volume increased 16.6%.

Net sales for the first quarter of fiscal 2026 grew 10.8% to $17.1 billion compared to the prior year period. The increase in net sales was driven by recent acquisitions, including the acquisition of Cheney Bros., Inc. (“Cheney Brothers”), an increase in cases sold including a favorable shift in case mix, and an increase in selling price per case as a result of inflation. Overall product cost inflation for the Company was approximately 4.4% for the first quarter of fiscal 2026.

Gross profit for the first quarter of fiscal 2026 grew 14.3% to $2.0 billion compared to the prior year period. The gross profit increase was driven primarily by recent acquisitions, including the Cheney Brothers acquisition, an increase in inventory holding gains and pricing improvements from procurement efficiencies, as well as a favorable shift in the mix of cases sold, including growth in the independent channel.

Operating expenses rose 15.7% to $1.8 billion in the first quarter of fiscal 2026 compared to the prior year period. The increase in operating expenses was primarily driven by recent acquisitions, including the Cheney Brothers acquisition, an increase in personnel expense primarily related to wages and salaries, commissions, and benefits, an increase in depreciation expense mainly driven by an increase in transportation equipment under finance leases, and legal and professional fees incurred in connection with shareholder activism and the clean team agreement with US Foods Holding Corp.

Net income for the first quarter of fiscal 2026 decreased $14.4 million year-over-year to $93.6 million. The decrease was primarily a result of the increase in operating expense discussed above and an increase in interest expense, partially offset by the increase in gross profit discussed above and a decrease in income tax expense. The effective tax rate in the first quarter of fiscal 2026 was approximately 23.0% compared to 26.5% in the first quarter of fiscal 2025. The effective tax rate for the first quarter of fiscal 2026 differed from the prior year period primarily due to an increase in deductible discrete items related to stock-based compensation and an increase in tax credits net of valuation allowance established, partially offset by an increase in foreign taxes as a percentage of income.

For the quarter, Adjusted EBITDA rose 16.6% to $480.1 million compared to the prior year period.

Diluted EPS decreased 13.0% to $0.60 per share in the first quarter of fiscal 2026 compared to the prior year period. Adjusted Diluted EPS increased 1.7% to $1.18 per share in the first quarter of fiscal 2026 compared to the prior year period.

Cash Flow and Capital Spending

In the first quarter of fiscal 2026, PFG's operating activities used $145.2 million in cash flow compared to $53.5 million of cash flows provided from operating activities in the prior year period. The decrease in cash flows provided by operating activities in the first quarter of fiscal 2026 compared to the first quarter of fiscal 2025 was largely driven by advanced purchases of inventory to take advantage of preferred pricing.

In the first quarter of fiscal 2026, PFG invested $78.9 million in capital expenditures, a decrease of $17.6 million versus the prior year period. In the first quarter of fiscal 2026, PFG delivered negative free cash flow of $224.1 million compared to negative free cash flow of $43.0 million in the prior year period.1

Share Repurchase Program

In May 2025, the Board of Directors of the Company authorized a share repurchase program for up to $500 million of the Company’s outstanding common stock. This authorization replaced the previously authorized $300 million share repurchase program. The current share repurchase program has an expiration date of May 27, 2029 and may be amended, suspended, or discontinued at any time at the Company’s discretion, subject to compliance with applicable laws. As of September 27, 2025, $500 million remained available for share repurchases.

First-Quarter Fiscal 2026 Segment Results

Foodservice

First-quarter fiscal 2026 net sales for Foodservice increased 18.8% to $9.1 billion compared to the prior year period. The increase in net sales was driven by the Cheney Brothers acquisition, case volume growth, including growth in our independent and chain business, and an increase in selling price per case as a result of inflation. Total case growth for Foodservice was 15.6% in the first quarter of fiscal 2026 compared to the prior year period. Total independent case growth of 16.6% for the first quarter of fiscal 2026 compared to the prior year period was driven by the Cheney Brothers acquisition. Organic independent case growth was 6.3% in the first quarter of fiscal 2026 compared to the prior year period. For the first quarter of fiscal 2026, independent sales as a percentage of total Foodservice sales were 41.6%.

First-quarter fiscal 2026 Adjusted EBITDA for Foodservice increased 18.1% to $324.4 million compared to the prior year period. The increase was the result of an increase in gross profit, partially offset by an increase in operating expenses for the first quarter of fiscal 2026 compared to the prior year period. Gross profit contributing to Foodservice’s Adjusted EBITDA increased 20.9% driven by the Cheney Brothers acquisition, a favorable shift in the mix of cases sold, and growth in cases sold, including more Performance Brands products sold to our customers. Operating expenses impacting Foodservice’s Adjusted EBITDA increased 21.9% primarily as a result of the Cheney Brothers acquisition, an increase in personnel expenses, and an increase in insurance expense primarily related to workers' compensation and vehicle liability compared to the prior year period.

Convenience

First-quarter fiscal 2026 net sales for Convenience increased 3.5% to $6.6 billion compared to the prior year period. The increase in net sales for Convenience was driven by a recent acquisition, the addition of a new chain customer, and an increase in selling price per case as a result of continued inflation in the first quarter of fiscal 2026 compared to the prior year period.

First-quarter fiscal 2026 Adjusted EBITDA for Convenience increased 14.9% to $121.0 million compared to the prior year period. This increase was a result of an increase in gross profit, partially offset by an increase in operating expenses. Gross profit contributing to Convenience’s Adjusted EBITDA increased 5.3% for the first quarter of fiscal 2026 compared to the prior year period primarily driven by inventory holding gains, higher fees earned from manufacturers for distribution and related services, and a favorable shift in the mix of cases sold. Operating expenses impacting Convenience’s Adjusted EBITDA increased 2.4% in the first quarter of fiscal 2026 compared to the prior year period primarily driven by a recent acquisition, an increase in repairs and maintenance expense, and an increase in outbound freight expense compared to the prior year period.

Specialty

For the first quarter of fiscal 2026, net sales for Specialty decreased 0.7% to $1.3 billion compared to the prior year period. This decrease was primarily driven by a decline in cases sold as growth in the vending, office coffee service, campus, and retail channels was fully offset by declines in theater in the first quarter of fiscal 2026 compared to the prior year period. Total case volume declined 2.6% for Specialty for the first quarter of fiscal 2026 compared to the prior year period.

First-quarter fiscal 2026 Adjusted EBITDA for Specialty increased 13.0% to $94.0 million compared to the prior year period. This increase was a result of an increase in gross profit along with a decrease in operating expenses. The 3.1% increase in gross profit contributing to Specialty’s Adjusted EBITDA was primarily driven by pricing improvements from procurement efficiencies, inventory holding gains, and a favorable shift in mix of cases sold. Operating expenses impacting Specialty’s Adjusted EBITDA decreased 2.5% primarily due to a decrease in variable operating expenses as a result of a shift in channel mix as well as a decrease in bad debt expense in the first quarter of fiscal 2026 compared to the prior year period.

Fiscal 2026 Outlook

For the second quarter of fiscal 2026, PFG expects net sales to be in a range of approximately $16.4 billion to $16.7 billion. For the second quarter of fiscal 2026, PFG expects Adjusted EBITDA to be in a range of approximately $450 million to $470 million.

For the full fiscal year 2026, PFG now expects net sales to be in a range of approximately $67.5 billion to $68.5 billion compared to the prior expectation of a $67 billion to $68 billion range. For the full fiscal year 2026, PFG continues to expect Adjusted EBITDA to be in a range of approximately $1.9 billion to $2.0 billion.

PFG’s Adjusted EBITDA outlook excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, losses on early extinguishments of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported net income, which could be significant, are difficult to predict, and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast today, November 5, 2025, at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Performance Food Group is an industry leader and one of the largest food and foodservice distribution companies in North America with more than 150 locations. Founded and headquartered in Richmond, Virginia, PFG and our family of companies market and deliver quality food and related products to over 300,000 locations including independent and chain restaurants; businesses, schools and healthcare facilities; vending and office coffee service distributors; and big box retailers, theaters and convenience stores. PFG’s success as a Fortune 100 company is achieved through our approximately 43,000 dedicated associates committed to building strong relationships with the valued customers, suppliers and communities we serve. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, and integration of our acquisition of Cheney Bros., Inc. (the “Cheney Brothers Acquisition”) and other nonhistorical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled Item 1A. Risk Factors in PFG’s Annual Report on Form 10-K for the fiscal year ended June 28, 2025 filed with the Securities and Exchange Commission (the “SEC”) on August 13, 2025, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

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costs and risks associated with a potential cybersecurity incident or other technology disruption;
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our reliance on technology and risks associated with disruption or delay in implementation of new technology, including artificial intelligence;
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economic factors, including inflation or other adverse changes such as a downturn in economic conditions, geopolitical events, tariff increases, or a public health crisis, negatively affecting consumer confidence and discretionary spending;
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our reliance on third-party suppliers;
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labor relations and cost risks and availability of qualified labor;
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competition in our industry is intense, and we may not be able to compete successfully or adjust cost structure where one or more of our competitors successfully implement lower costs;
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we operate in a low margin industry, which could increase the volatility of our results of operations;
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our profitability is directly affected by cost inflation and deflation, commodity volatility, and other factors;
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we do not have long-term contracts with certain customers;
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group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
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changes in eating habits of consumers;
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extreme weather conditions, including hurricane, earthquake and natural disaster damage and extreme heat or cold;
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volatility of fuel and other transportation costs;
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our inability to increase our sales in the highest margin portion of our business;
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changes in pricing practices of our suppliers;
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our growth and innovation strategy may not achieve the anticipated results;
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risks relating to acquisitions, including the risk that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire or that we incur significant integration costs;
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a portion of our sales volume is dependent upon the distribution of cigarettes and other tobacco products, sales of which are generally declining;
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negative media exposure and other events that damage our reputation;
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impact of uncollectibility of accounts receivable;
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the cost and adequacy of insurance coverage and increases in the number or severity of insurance and claims expenses;
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the potential impacts of shareholder activists or potential bidders;
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the integration of artificial intelligence into our processes;
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environmental, health, and safety costs, including compliance with current and future environmental laws and regulations relating to carbon emissions and climate change and related legal or market measures;

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our inability to comply with requirements imposed by applicable law or government regulations, including increased regulation of e-vapor products and other alternative nicotine products;
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increase in excise taxes or reduction in credit terms by taxing jurisdictions;
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the potential impact of product recalls and product liability claims relating to the products we distribute and other litigation;
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adverse judgments or settlements or unexpected outcomes in legal proceedings;
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risks relating to our outstanding indebtedness, including the impact of interest rate increases on our variable rate debt;
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our ability to raise additional capital on commercially reasonable terms or at all; and
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the possibility that the expected synergies and other benefits from the Cheney Brothers Acquisition will not be realized or will not be realized within the expected time period.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release or as of the date they were made and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release or our statement, as applicable, that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three Months Ended September 27, 2025	Three Months Ended September 28, 2024
Net sales	$17,075.9	$15,415.5
Cost of goods sold	15,059.3	13,651.3
Gross profit	2,016.6	1,764.2
Operating expenses	1,791.9	1,548.9
Operating profit	224.7	215.3
Other expense, net:
Interest expense, net	104.4	66.8
Other, net	(1.2)	1.6
Other expense, net	103.2	68.4
Income before taxes	121.5	146.9
Income tax expense	27.9	38.9
Net income	$93.6	$108.0
Weighted-average common shares outstanding:
Basic	155.5	154.6
Diluted	156.9	156.2
Earnings per common share:
Basic	$0.60	$0.70
Diluted	$0.60	$0.69

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	As of September 27, 2025	As of June 28, 2025
ASSETS
Current assets:
Cash	$38.1	$78.5
Accounts receivable, less allowances of $69.2 and $69.0	2,831.7	2,833.0
Inventories, net	4,415.0	3,887.7
Income taxes receivable	93.9	96.2
Prepaid expenses and other current assets	227.3	239.7
Total current assets	7,606.0	7,135.1
Goodwill	3,474.0	3,480.1
Other intangible assets, net	1,620.1	1,688.5
Property, plant and equipment, net	4,505.6	4,458.7
Operating lease right-of-use assets	931.9	933.8
Other assets	214.2	185.0
Total assets	$18,351.8	$17,881.2
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$3,366.6	$3,165.3
Accrued expenses and other current liabilities	846.7	1,025.9
Finance lease obligations—current installments	232.9	221.9
Operating lease obligations—current installments	104.6	104.5
Total current liabilities	4,550.8	4,517.6
Long-term debt	5,636.8	5,388.8
Deferred income tax liability, net	903.0	887.1
Finance lease obligations, excluding current installments	1,433.9	1,379.9
Operating lease obligations, excluding current installments	893.5	900.7
Other long-term liabilities	360.3	334.7
Total liabilities	13,778.3	13,408.8
Total shareholders’ equity	4,573.5	4,472.4
Total liabilities and shareholders’ equity	$18,351.8	$17,881.2

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Three Months Ended September 27, 2025	Three Months Ended September 28, 2024
Cash flows from operating activities:
Net income	$93.6	$108.0
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and intangible asset amortization	195.4	152.9
Provision for losses on accounts receivables	4.4	6.4
Change in LIFO Reserve	24.5	12.7
Other non-cash activities	37.4	0.8
Changes in operating assets and liabilities, net:
Accounts receivable	(2.4)	10.0
Inventories	(551.8)	(342.9)
Income taxes receivable	2.3	43.8
Prepaid expenses and other assets	8.2	74.1
Trade accounts payable and outstanding checks in excess of deposits	201.3	162.1
Accrued expenses and other liabilities	(158.1)	(174.4)
Net cash (used in) provided by operating activities	(145.2)	53.5
Cash flows from investing activities:
Purchases of property, plant and equipment	(78.9)	(96.5)
Net cash paid for acquisitions	—	(574.3)
Proceeds from sale of property, plant and equipment and other	0.9	1.0
Net cash used in investing activities	(78.0)	(669.8)
Cash flows from financing activities:
Net borrowings (payments) under ABL Facility	246.3	(263.7)
Borrowing of Notes due 2032	—	1,000.0
Cash paid for debt issuance, extinguishment and modifications	—	(28.5)
Payments under finance lease obligations	(57.5)	(38.0)
Net cash paid for acquisitions	(1.5)	—
Proceeds from exercise of stock options and employee stock purchase plan	20.4	15.5
Cash paid for shares withheld to cover taxes	(24.8)	(17.2)
Repurchases of common stock	—	(29.2)
Net cash provided by financing activities	182.9	638.9
Net (decrease) increase in cash and restricted cash	(40.3)	22.6
Cash and restricted cash, beginning of period	86.7	27.7
Cash and restricted cash, end of period	$46.4	$50.3

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of September 27, 2025	As of June 28, 2025
Cash	$38.1	$78.5
Restricted cash(1)	8.3	8.2
Total cash and restricted cash	$46.4	$86.7
(1)
Restricted cash is reported within other assets and represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information are as follows:

(In millions)	Three Months Ended September 27, 2025	Three Months Ended September 28, 2024
Cash paid during the year for:
Interest net of amounts capitalized	$112.0	$63.5
Income tax payments net of refunds	2.2	1.0

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. Adjusted EBITDA, Adjusted Diluted EPS, Free Cash Flow, and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s liquidity or financial performance. Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

PFG uses Adjusted EBITDA to evaluate the performance of its business on a consistent basis over time and for business planning purposes. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans. PFG believes that the presentation of Adjusted EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business.

Management measures operating performance based on our Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items outside of the ordinary course of the Company's operations and not indicative of ongoing performance as permitted in calculating covenant compliance under PFG’s $5.0 billion secured credit facility (the “ABL Facility”) and indentures governing its outstanding notes (other than certain pro forma adjustments permitted under our ABL Facility and indentures relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under our ABL Facility and indentures, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the ABL Facility and indentures).

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as amortization of intangible assets, to the extent that each such item was included in the applicable GAAP financial measure. For business combinations, the Company generally allocates a portion of the purchase price to intangible assets and such intangible assets contribute to revenue generation. The amount of the allocation is based on estimates and assumptions made by management and is subject to amortization over the useful lives of the intangible assets. The amount of the purchase price from an acquisition allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition, and thus the Company does not believe it is reflective of ongoing operations. Intangible asset amortization excluded from Adjusted Diluted EPS represents the entire amount recorded within the Company’s GAAP financial statements; whereas, the revenue generated by the associated intangible assets has not been excluded from Adjusted Diluted EPS. Intangible asset amortization is excluded from Adjusted Diluted EPS because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised.

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant, and equipment). PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

PFG believes that the presentation of Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three Months Ended
(In millions, except per share data)	September 27, 2025	September 28, 2024	Change	%
Net income (GAAP)	$93.6	$108.0	$(14.4)	(13.3)
Interest expense, net	104.4	66.8	37.6	56.3
Income tax expense	27.9	38.9	(11.0)	(28.3)
Depreciation	128.7	97.4	31.3	32.1
Amortization of intangible assets	66.7	55.5	11.2	20.2
Change in LIFO reserve (A)	24.5	12.7	11.8	92.9
Stock-based compensation expense	13.0	11.3	1.7	15.0
(Gain) loss on fuel derivatives	(0.2)	1.4	(1.6)	(114.3)
Acquisition, integration & reorganization expenses (B)	9.2	19.1	(9.9)	(51.8)
Other adjustments (C)	12.3	0.8	11.5	1,437.5
Adjusted EBITDA (Non-GAAP)	$480.1	$411.9	$68.2	16.6

Diluted earnings per share (GAAP)	$0.60	$0.69	$(0.09)	(13.0)
Impact of amortization of intangible assets	0.42	0.36	0.06	16.7
Impact of change in LIFO reserve	0.16	0.08	0.08	100.0
Impact of stock-based compensation expense	0.08	0.07	0.01	14.3
Impact of (gain) loss on fuel derivatives	—	0.01	(0.01)	(100.0)
Impact of acquisition, integration & reorganization charges	0.06	0.12	(0.06)	(50.0)
Impact of other adjustment items	0.08	0.01	0.07	700.0
Tax impact of above adjustments	(0.22)	(0.18)	(0.04)	(22.2)
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.18	$1.16	$0.02	1.7
A.
Includes increases in the LIFO inventory reserve of $1.7 million for Foodservice and $22.8 million for Convenience for the first quarter of fiscal 2026 compared to an increase of $0.9 million for Foodservice and an increase of $11.8 million for Convenience for the first quarter of fiscal 2025.
B.
Includes professional fees and other costs related to in-progress, completed, and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Includes amounts related to favorable and unfavorable leases, litigation-related accruals, severance, franchise tax expense, insurance proceeds due to hurricane and other weather related events, foreign currency transaction gains and losses, gains and losses on disposals of fixed assets, and other adjustments permitted by our ABL Facility. Additionally, for the three months ended September 27, 2025, Other adjustments included $9.9 million of legal and professional fees incurred in connection with shareholder activism and the clean team agreement with US Foods Holding Corp.

(In millions)	Three Months Ended September 27, 2025	Three Months Ended September 28, 2024
Net cash (used in) provided by operating activities (GAAP)	$(145.2)	$53.5
Purchases of property, plant and equipment	(78.9)	(96.5)
Free cash flow (Non-GAAP)	$(224.1)	$(43.0)
D.

Segment Results

In the third quarter of fiscal 2025, the Company updated its operating segments to reflect the manner in which the business is managed. The Company continues to have three reportable segments: Foodservice, Convenience, and Specialty (formerly Vistar). Management evaluates the performance of these segments based on various operating and financial metrics, including their respective sales growth and Segment Adjusted EBITDA, which is the Company’s GAAP measure of segment profit. Segment Adjusted EBITDA is defined as net income before interest expense, interest income, income taxes, depreciation, and amortization and excludes certain items that the Company does not consider part of its segments’ core operating results, including stock-based compensation expense, changes in the LIFO reserve, acquisition, integration and reorganization expenses, and gains and losses related to fuel derivatives.

Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size.

The presentation and amounts for the three months ended September 28, 2024 have been recast to reflect the updated segments.

The following tables set forth net sales and Segment Adjusted EBITDA by segment and the reconciling items for Corporate & All Other and eliminations for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	September 27, 2025	September 28, 2024	Change	%
Foodservice	$9,146.1	$7,701.5	$1,444.6	18.8
Convenience	6,586.9	6,363.7	223.2	3.5
Specialty	1,276.2	1,285.7	(9.5)	(0.7)
Total Segments	$17,009.2	$15,350.9	$1,658.3	10.8
Corporate & All Other	250.2	246.7	3.5	1.4
Intersegment Eliminations	(183.5)	(182.1)	(1.4)	(0.8)
Total net sales	$17,075.9	$15,415.5	$1,660.4	10.8

Segment Adjusted EBITDA

	Three Months Ended
	September 27, 2025	September 28, 2024	Change	%
Foodservice	$324.4	$274.6	$49.8	18.1
Convenience	121.0	105.3	15.7	14.9
Specialty	94.0	83.2	10.8	13.0
Total Segments	$539.4	$463.1	$76.3	16.5
Corporate & All Other	(59.3)	(51.2)	(8.1)	(15.8)
Total Adjusted EBITDA	$480.1	$411.9	$68.2	16.6